Exhibit 99.2

675 Bering Dr. Suite 400
CONTACT:	William George	Houston, Texas 77057
	Chief Financial Officer	713-830-9600
	(713) 830-9600	Fax 713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA INCREASES QUARTERLY DIVIDEND

Houston, TX — July 31, 2013 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of commercial, industrial and institutional heating, ventilation and air conditioning (“HVAC”) services, today announced that its board of directors declared a quarterly dividend of $0.055 per share on Comfort Systems USA, Inc. common stock.  The dividend is payable on August 23, 2013 to shareholders of record at the close of business on August 12, 2013.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 87 locations in 72 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.